Contact:   Edward F. Seserko
    President and CEO
    (412) 681-8400

                       For Immediate Release
                      November 9, 2012

EUREKA FINANCIAL CORP. ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2012

Pittsburgh, Pennsylvania – Eureka Financial Corp., Pittsburgh, Pennsylvania (the “Company”), the parent company for Eureka Bank (the “Bank”), today announced net income for the three months ended September 30, 2012 of $331,000, or $0.27 diluted earnings per share, as compared to $353,000, or $0.28 diluted earnings per share, for the three months ended September 30, 2011.  For the year ended September 30, 2012, the Company reported net income of $1.5 million, or $1.17 diluted earnings per share, as compared to net income of $1.3 million, or $1.03 diluted earnings per share, for the fiscal year ended September 30, 2011.  The increased income for the year ended September 30, 2012 was primarily due to increases in net interest income and non-interest income partially offset by increased non-interest expense and a higher provision for loan losses.

President and Chief Executive Officer Edward Seserko stated “The Company is pleased to report that fiscal 2012 was a very strong year despite the difficult economic environment.  The Company continued to control deposit growth and reallocated $6.0 million from cash and investments to the loan portfolio, which increased by $8.0 million to $112.4 million from $104.5 million at September 30, 2011. This reallocation of funds increased our annualized yield on interest earning assets to 5.51% from 5.43% at September 30, 2011 and increased our net interest margin to 4.36% from 4.18% at September 30, 2011.  At September 30, 2012, the Bank remains well capitalized with a core capital ratio of 14.85%, which exceeds regulatory requirements.  Also, non-accruing loans, or loans over 90 days delinquent, consisted of only two loans totaling $660,000 at September 30, 2012 on a loan portfolio in excess of $112 million.”

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the city of Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)
	September 30,	September 30,
	2012	2011

Total assets	$138,547	$137,584
Cash and investments	22,502	28,988
Loans receivable, net	112,440	104,456
Allowance for loan losses	(1,142)	(1,000)
Deposits	114,404	114,784
Total liabilities	116,095	116,119
Stockholders' equity	$22,452	$21,465

Nonaccrual loans	$660	$22
Repossessed assets	100	0
Total nonperforming assets	$760	$22

Allowance for loan losses to nonperforming loans	173.03%	4545.45%
Nonperforming loans to net loans	0.59%	0.02%
Nonperforming assets to total assets	0.55%	0.02%
Book value per share	$16.94	$16.33
Number of common shares outstanding	1,325,397	1,314,705

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest income	$1,707	$1,734	$6,911	$6,711
Interest expense	320	396	1,313	1,749
Net interest income	1,387	1,338	5,598	4,962
Provision for loan losses	60	30	142	95

Net interest income after provision for loan losses	1,327	1,308	5,456	4,867
Noninterest (loss) income	65	24	125	83
Noninterest expense	942	804	3,307	3,014

Income before income taxes	450	528	2,274	1,936
Income tax expense	119	175	812	619

Net (loss) income	$331	$353	$1,462	$1,317